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                                                                     EXHIBIT 2.5


                               AGREEMENT OF SALE

         THIS AGREEMENT, made and entered into as of this 23rd day of February, 1996, by and between MOUNT ROYAL PINES, L.P., a Pennsylvania limited partnership (hereinafter referred to as "Seller");

                                      AND

         BALANCED CARE CORPORATION, or its assigns, a Delaware business corporation (hereinafter referred to as "Buyer");

                              W I T N E S S E T H:

         That Seller is the owner of that certain assisted living facility located on Walters Road in Allison Park, Allegheny County, Pennsylvania (the "Facility"), and desires to sell certain assets used or held for use in the operation of the Facility to Buyer on the terms and conditions hereinafter set forth, to which Buyer is agreeable, and accordingly in consideration thereof and the mutual covenants hereinafter set forth, and for good, valuable and sufficient consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, each intending to be legally bound hereby, do covenant and agree as follows:

SECTION 1.  PURCHASE OF ASSETS.

         1.1 Included Assets. Under the terms and conditions set forth in this Agreement, and based upon the representations and warranties of Seller on the Closing Date (as defined in Section 3.1), Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to the following assets, property, leases, contracts and other rights of Seller (collectively the "Assets"):

                  (a) All real property owned or leased by Seller or any affiliated entity used or related to the operation of the Facility or the Assets, including, without limitation, the real property and fixtures, Facility and other improvements on the real property described on Schedule 1.1(a)(1) and all easements and rights of way (collectively the "Property"), which shall be conveyed to Buyer subject to no liens, claims, encumbrances, easements or restrictions, except for (i) easements for public utilities or to provide service to the Facility and (ii) the permitted exceptions listed on Schedule 1.1(a)(2) (collectively the "Permitted Exceptions").

                  (b) All tangible personal property used in the operation of the Facility, other than the leased personal property covered by
         Section 1.1(e) below, including all of Seller's furniture, fixtures, machinery, vehicles, office furnishings and equipment, and construction in process, if any (collectively the "Personality") used in the operation of the Facility, whether or not carried on the books of Seller, all of which, except for individual items the original cost of which is less than $1,000, are set forth in Schedule 1.1(b)(1). The Personality shall be conveyed free and clear of any and all claims, liens, encumbrances, security interests, capital lease obligations, and restrictions except for those shown on


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         Schedule 1.1(b)(2).

                  (c) The inventories of supplies, drugs, food and other disposables and consumables which are owned by Seller and on hand at the Facility on the Closing Date (the "Inventory"). The Inventory shall be conveyed free and clear of any and all claims, liens, encumbrances, and security interests except those set forth in
         Schedule 1.1(c).

                  (d) All security deposits and rentals of Seller, together with all interest, late charges, penalties, collection fees and other sums that are or may become due and payable with respect thereto.

                  (e) All resident records, employment records, staff roster and files, prepaid assets (except for insurance), chooses in action, financial records, proprietary materials, programs, manuals, promotional materials and other tangible and intangible property owned by Seller relating to the Assets, and all rights of Seller in and to
         (i) any leases for real or personal property, equipment, furnishings or furniture (collectively the "Leases") listed on Schedule 1.1(e),
         (ii) Contracts (as hereinafter defined in Section 4.18) relating to the Assets listed on Schedule 1.1(e), (iii) Licenses and Permits (as hereinafter defined in Section 4.11) used or held or used in the operation of the Assets as set forth on Schedule 4.11 (to the extent legally possible) and (iv) express or implied warranties from the suppliers of Seller with respect to the Assets, in each case to the extent which transfer is permitted by law. Such items shall be conveyed free and clear of all claims, liens and encumbrances, subject to the rights of others under the applicable documents disclosed on
         Schedule 1.1(e).

                  (f) All of Seller's right, title and interest in and to the trade name "Mt. Royal Pines", or variations thereof, and all other trade names used exclusively at the Facility, each of which are set forth in Schedule 1.1(f).

                  (g) All of Seller's right, title and interest in and to construction plans, permits, designs or drawings related to the Facility licenses and permits from State.

         1.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Assets shall not include, and Seller shall retain as its property, the assets listed on Schedule 1.2 (collectively the "Excluded Assets").

         SECTION 2.  ASSUMPTION OF LIABILITIES.

                  2.1 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, Buyer shall assume and agree to pay, perform and discharge the following and only the following liabilities of Seller as the same exist on midnight of the day preceding the Closing Date (collectively the "Assumed Liabilities"):

                  (a) Seller's liability after the Closing Date for the Leases listed on Schedule 1.1(e).


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                  (b) Seller's liability after the Closing Date for the
         Contracts listed on Schedule 1.1(e).

                  (c) Seller's obligations under open purchase orders as of the Closing for inventory and supplies to be delivered after the Closing in the ordinary course of business and which inventory and supplies are not included in the inventory and supplies purchased by Buyer at the Closing.

         2.2 Excluded Liabilities. Except for the Assumed Liabilities, no obligation or liability of Seller relating to or arising from the operation of the business of Seller, the Facility or the Assets prior to the Closing, of any nature (whether expressed or implied, fixed or contingent, liquidated or unliquidated, known or unknown, accrued, due or to become due), is to be assumed by Buyer, nor shall Buyer be liable to pay, perform or discharge any such obligation or liability, nor shall the Assets be subject to any such obligation or liability (all such obligations or liabilities other than the Assumed Liabilities are referred to as the "Excluded Liabilities"). The term "Excluded Liabilities" includes without limitation, the following to the extent that such items are not Assumed Liabilities:

                  (a) Long-term indebtedness and other obligations or guaranties of Seller.

                  (b) Federal, state or local tax liabilities or obligations of Seller in respect to periods prior to the Closing, and the transactions contemplated hereunder, including, without limitation, income taxes payable under the Internal Revenue Code 1986, as amended ("IRC"), any income tax, any franchise tax, any tax recapture, any accrued ad valorem property taxes, any FICA, workers' compensation and any and all other taxes or amounts due or payable for a period prior to the Closing; Sales and use taxes, transfer taxes, and all other impositions of tax arising solely by reason of the transfers contemplated by this Agreement (excluding all federal, state and local income and gross receipt taxes on the earnings or gross receipts of the Facility prior to the Closing Date, which shall remain the sole responsibility of Seller) shall be the responsibility of and shall be borne equally by Seller and Buyer (any real estate and personal property taxes for the year in which the Closing occurs shall be pro-rated to the Closing Date (based on a calendar year basis), if the tax rates for the year in which the Closing occurs shall not be fixed prior to the Closing Date for a particular item of Assets, the pro-ration of taxes thereon shall be based upon the tax rate for the year prior to the Closing applied to the latest assessment valuation; However, in the event that any such taxes are increased for the year in which the Closing occurs, Seller shall then reimburse Buyer for amounts in excess of the proration as determined as of the Closing
         Date).

                  (c) Liability in connection with any employee benefit plan (as defined in Section 3(3) of the Employer Income Security Act of 1974, as amended ("ERISA")) covering any of Seller's employees and liability for all employee wages and benefits, including any liability for workers compensation benefits, of Seller's employees for periods prior to the Closing.

                  (d) Liabilities or obligations of Seller for brokerage or other commissions

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         relating to this Agreement or to the transactions contemplated hereunder.

                  (e) Liabilities or obligations arising out of any breach by Seller occurring prior to the Closing of any Contract, Equipment Lease or any other agreement whether assumed by Buyer.

                  (f) Any liability arising out of or in connection with claims, acts or omissions arising from or relating to the ownership or operation of the Assets by Seller prior to Closing; all meters or other measures of actual use or consumption of any utility services of any kind, whether public, quasi-public or private, at or for the Property shall be read during the daylight hours on the day immediately preceding the Closing Date, with all charges, costs and expenses of such utility services so determined by such readings to be paid by Seller.

                  (g) Any debt, obligation, expense or liability of Seller arising out of or incurred in respect of any transaction of Seller for any violation occurring prior to the Closing by Seller of any federal, state or local law, statute, rule, regulation, ordinance, order, judgment or decree.

                  (h) Any liability or obligation (contingent or otherwise) of Seller regarding occurrences prior to the Closing arising out of any threatened or pending litigation or claim (known or unknown).

                  (i) Any obligation or liability of Seller relating to any Hazardous Substances (as hereinafter defined in Section 6.2), including clean-up or other remedial action related thereto, that arises out of or results from any act, omission or occurrence or state of facts existing prior to Closing.

                  (j) Any other liabilities or obligations of Seller (contingent or otherwise) existing on the Closing Date or based on facts existing on or prior thereto and not expressly assumed by Buyer under this Agreement, including but not limited to any workers compensation claims and all management fees and related expenses incurred by Seller in the operation of the Facility prior to the Closing.

         2.3 Collection of Rentals. Rentals arising in connection with the Facility shall be prorated to the Closing Date, and Buyer shall be entitled to collect the same for the account of Buyer on and as of the Closing; provided, however, any rentals accruing prior to Closing but received by Buyer shall be held by Buyer as trustee for the account of Seller.

         2.4 No Expansion of Third Party Rights. The assumption by Buyer of the Assumed Liabilities and the transfer thereof by Seller shall not expand the rights or remedies of any person or entity against Buyer or Seller as compared to the rights and remedies that such person or entity would have had against Seller had Buyer not assumed the Assumed Liabilities. Without limiting the generality of the foregoing, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights.


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SECTION 3.  PURCHASE PRICE, PAYMENT OF PURCHASE PRICE AND CLOSING.

         3.1 Purchase Price. The purchase price payable to Seller for the Assets (the "Price") is and shall be a total of Two Million Five Hundred Thousand Dollars ($2,500,000.00). The Price shall be allocated in the manner set out in Schedule 3.1, and the parties agree to report the transaction for federal tax purposes in accordance with such allocation.

         3.2 Payment of Purchase Price. The Price shall be paid to Seller as follows:

                  (a) Upon execution and delivery of this Agreement by the parties hereto, Buyer shall deliver to Seller a good faith deposit in the sum of Twenty Five Thousand Dollars ($25,000.00) (the "Deposit"). At the Closing, the Deposit shall be against the Price in favor of Buyer. Except as provided in Paragraph 10.16, if the Closing does not occur for any other reason, the Deposit shall be retained by Seller.

                  (b) The balance of the Price shall be paid to Seller at the Closing by wire transfer, bank cashier's check or certified check, as may be satisfactory to Seller.

         3.3. Closing Date and the Closing. The closing for the sale and purchase of the Assets hereunder (the "Closing") shall be conducted at a place mutually acceptable to the parties on the first to occur of (i) a date mutually agreed upon by the parties or (ii) the date that is ten (10) days after all of the conditions precedent set forth in this Agreement have been met and satisfied; however, in no event later than March 29, 1996 (the "Closing Date"). TIME IS AND SHALL BE OF THE ESSENCE WITH RESPECT TO THE CLOSING.

         3.4 Closing Documents. At and as of the Closing, Seller and Buyer shall execute and deliver all such bills of sale, consents, endorsements, assignments and other instruments of assignment, transfer and conveyance as shall be necessary to transfer, assign and convey to Buyer all of the Assets to be transferred, assigned and conveyed under this Agreement, and for Buyer to assume the Assumed Liabilities hereunder, together with all consents and certificates required hereunder and all documents otherwise required under this Agreement, including, but not limited to, the following (collectively the "Closing Documents"):

                  (a) A standard common law or statutory special warranty deed in recordable form, sufficient to convey indefeasible fee simple title to the Property to Buyer in accordance with the provisions hereof; the deed shall be deemed to include all appurtenances to the Property, including all right, title and interest, if any, of the grantor in and to any land lying in the bed of any street adjoining the Property to the centerline thereof, and the existing improvements located on the Property.

                  (b) A bill of sale in form and substance satisfactory to Buyer transferring to Buyer all of Seller's right, title and interest in and to the Personality, and covenanting and warranting that Seller has good and marketable title to the items thereby transferred, free and clear of all liens, mortgages, charges, security interests and other encumbrances and against the acts of Seller.


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                  (c) An assignment in form and substance satisfactory to Buyer transferring to Buyer all of Seller's right, title and interest in and to (i) the Contracts, Leases and Permits and Licenses (to the extent legally possible) and (ii) all warranties and guarantees by third persons with respect to (A) any of the property under the Contracts and Leases or (B) any of the other Assets as provided herein.

                  (d) Such affidavits and indemnities from Seller as Buyer's title insurance company may reasonably require in order to omit from any title insurance policies all exceptions except for the Permitted Exceptions, including but not limited to exceptions for (i) judgments, bankruptcies, taxes and municipal claims, (ii) parties in possession other than current occupants pursuant to agreements with Seller, (iii) mechanics' or materialmens' liens and (iv) encroachments or survey discrepancies of any nature.

                  (e) A certificate in form and substance satisfactory to Buyer from Seller certifying that all representations and warranties made by Seller in this Agreement and any of the Closing Documents are and continue to be true and correct in all respects on and as of the Closing Date and each and every covenant and agreement of Seller to be performed prior to or as of Closing Date pursuant to this Agreement or any of the Closing Documents have been performed.

                  (f) A "FIRPTA" certificate in form and substance satisfactory to Buyer and in conformance with Section 1445(b)(2) of the IRC, to the effect that neither Seller nor any third-party seller/transferor is a foreign person.

                  (g) Certification of corporate or partnership existence and good standing of each entity comprising Seller from the Pennsylvania Corporation Bureau dated no more than thirty (30) days prior to Closing.

                  (h) Such certificates, affidavits and other documents reflecting the power and authority of Seller to enter into and to perform its obligations hereunder, and as to the due authorization of any person acting for Seller at the Closing or otherwise, as legal counsel for Buyer or any title insurance company may reasonably request.

                  (i) Copies of lien searches with respect to Seller and the Assets conducted in Allegheny County, Pennsylvania and at the Office of the Secretary of State for the Commonwealth of Pennsylvania.

                  (j) An opinion of Seller's counsel ("Counsel"), dated as of the Closing Date, and addressed to Buyer to the effect that (i) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is qualified to do business therein; (ii) the execution and delivery of this Agreement and the Closing Documents by Seller, the performance by Seller of its obligations hereunder and thereunder and the sale and purchase of the Assets have been duly authorized by all necessary partnership action on the part of Seller (including any necessary approval by Seller's general partner); (iii) this Agreement and the Closing Documents executed by Seller are valid and binding obligations of Seller enforceable



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         against Seller in accordance with their respective terms; (iv) the execution and delivery of this Agreement and the Closing Documents, and the consummation of the transactions hereunder and thereunder, by Seller, do not and will not constitute an event of default under, or a violation of, (A) any law, statute, rule or regulation of any court or governmental authority now in effect applicable to Seller or the Assets, (B) Seller's partnership agreement or (C) any instrument, contract or other agreement to which Seller is a party or by which Seller is bound; (v) there is no pending or, to the best of Counsel's knowledge, threatened, litigation or other proceeding or governmental investigation against or relating to Seller or to the Assets or to the transactions contemplated by this Agreement and the Closing Documents;
         (vi) Seller has given all notices required under Paragraph 7.10 of this Agreement which are in full force and effect and, based on the representations and warranties of Seller, any other notices to any other third parties that are necessary to permit the sale, transfer and conveyance of the Assets in accordance with the provisions of this Agreement and any applicable laws, statutes and regulations, which are in full force and effect; (vii) other than the notices referred to in Subparagraph (vi), to the best of Counsel's knowledge, no consent, approval or authorization of, or registration or filing with, any third party is required to permit the sale, transfer and conveyance of the Assets in accordance with the provisions of this Agreement and any applicable laws, statutes and regulations; (viii) to the best of Counsel's knowledge, there are no zoning restrictions, general plans or other applicable land use regulations or any private covenants, conditions or restrictions affecting the Property that prohibit the transfer of the Property or Buyer's intended use thereof as a matter of right for an unlimited time period and not merely as a legal non-conforming use and (ix) the Property is taxed as a separate parcel and, to the best of Counsel's knowledge, there is nothing that prohibits the Property from being mortgaged, conveyed or otherwise dealt with as a separate lot or parcel.

                  (k) All other instruments, certificates, documents and information to which Buyer may be entitled under any other provisions of this Agreement or that Buyer may reasonably request in order to complete the Closing.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller hereby represents, warrants and covenants to and in favor of Buyer, Buyer's designee(s), nominee(s), and assigns(s) that:

         4.1 Organization and Power. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, is qualified to do business in the Commonwealth of Pennsylvania and has the full power, authority and legal right to conduct the business in which it is engaged, to lease and own the properties leased or owned by it and to execute and deliver and to perform the provisions of this Agreement and the Closing Documents to which it is a party. Seller's general partner is a corporation duly organized, validly existing and in good standing under the laws of Pennsylvania.

         4.2 Authorization. The execution and delivery of this Agreement and the Closing Documents by Seller, the performance by Seller of its obligations under this Agreement and the Closing Documents and the sale and purchase of the Assets have been duly authorized by all


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necessary partnership action on the part of Seller (including any necessary approval by Seller's general partner). This Agreement has been, and on the Closing Date the Closing Documents executed by Seller hereunder will have been, duly executed and delivered by Seller, and constitute and will constitute the valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

         4.3 Solvency. Seller is solvent and is not in default in the payment of liability or obligation, or subject to any judgment, order, decree, rule or regulation of any governmental authority that would, in each case or in the aggregate, adversely affect its condition, financial or otherwise, or the transactions contemplated under this Agreement.

         4.4 Consents. Other than the notices referred to in Paragraph 4.11 and except as set forth on Schedule 4.4, to the best of Seller's knowledge, no other consent, approval or other authorization of, or registration, declaration or filing with, any third party is required to permit the sale, transfer and conveyance of the Assets in accordance with the provisions of this Agreement or any applicable laws, statues and regulations.

         4.5 Litigation. Except as set forth on Schedule 4.5, there are no actions, proceedings or investigations, pending or threatened, against or affecting Seller or the Assets, seeking to enjoin, challenge or collect damages in connection with the transactions contemplated under this Agreement or which could reasonably be expected to materially affect the financial condition or operations of Seller or the Assets or the ability of Seller to carry out the transactions contemplated hereunder, or which in any way challenge or affect the sale and purchase of the Assets pursuant to this Agreement.

         4.6 No Violation. Except as set forth on Schedule 4.6, the execution and delivery of this Agreement and the Closing Documents by Seller, compliance with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not result in (i) the breach or violation of (A) any law, statute, rule or regulation of any court or governmental authority now in effect applicable to Seller or the Assets, (B) the partnership agreement of Seller, (C) any judgment, order or decree of any court or governmental authority binding on Seller, (D) any Contract, instrument or other agreement to which Seller is a party or by which Seller is bound or (E) any franchise, License or Permit applicable to Seller or the Assets; (ii) the acceleration of any obligation of Seller or (iii) the creation of any lien upon the Assets (other than pursuant to this Agreement and the Permitted Exceptions).

         4.7 The Property. Seller has good and marketable title to the Property described on Schedule 1.1(a)(1), free and clear of all liens, restrictions or encumbrances except for the Permitted Exceptions. A true, correct and complete copy of each Permitted Exception has heretofore been delivered to Buyer. Except as set forth on Schedule 4.7:

                  (a) Prior to Closing, Buyer shall have investigated and inspected the Property to Buyer's satisfaction. Except as expressly provided in this Agreement, Seller has not given, and Buyer has not relied on, any representations, warranties, promises or understandings, express or implied, of Seller with respect to the Property, and Buyer is purchasing the Property in its present condition and state of repair, "as is." Schedule 4.7



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         is a copy of all inspections by licensure and health officials, fire authorities, insurance inspectors or other parties of the Property which includes all matters that were noted by such party requiring correction or requested or recommended modifications, and the present status of each such noted matter.

                  (b) Seller holds all valid and effective certificates, approvals and other Permits and Licenses required by applicable law relating to the operation of the Property, including without limitation all certificates of occupancy, underwriters' certificates relating to electrical work, zoning, building, housing, safety, fire and health approvals.

                  (c) All public utilities, including telephone, gas, electric power, sanitary and storm sewer and water, are available at the Property and, to the best of Seller's knowledge, such utilities are adequate for Buyer's intended use of the Property.

                  (d) To the best of Seller's knowledge, there are no zoning restrictions, general plans or other applicable land use regulations or any private covenants, conditions or restrictions affecting the Property that prohibit the transfer of the Property or Buyer's intended use thereof as a matter of right for an unlimited timeperiod and not merely as a legal non-conforming use. Seller has not commenced, nor has Seller received notice of the commencement of any proceeding that would affect the present zoning classification of the Property.

                  (e) To the best of Seller's knowledge, (i) no consent, approval or other authorization of, or registration, declaration or filing with, any third party is required to permit the sale, transfer and conveyance of the Property in accordance with the provisions of this Agreement or any applicable laws, statutes and regulations and
         (ii) the Property is in compliance with all applicable zoning ordinances and the Permitted Exceptions.

                  (f) During the period of Seller's ownership of the Property and, to the best of Seller's knowledge during the period prior to Seller's ownership, (i) there are no underground tanks or Hazardous Substances (as hereinafter defined in Section 6.2) located at, in, on, under, from, over or related to the Property, no such tanks have been located on the Property and no such Hazardous Substances have been present, used, stored, treated, released from or disposed of on the Property; (ii) no enforcement, cleanup, removal or other governmental or regulatory actions have been instituted, or to the best of Seller's knowledge, threatened with respect to the Property; (iii) there is no current or, to the best of Seller's knowledge, prior violation or state of noncompliance with the Environmental Laws (as hereinafter defined in Section 6.2) with respect to the Property; (iv) no claims have been made, or to the best of Seller's knowledge, threatened by any third party with respect to the Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or related to any Hazardous Substance; and (v) to the best of Seller's knowledge, there are no current, and have been no, businesses engaged in the storage, treatment or disposal of Hazardous Substances on any property adjacent to the Property.


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                  (g) To the best of Seller's knowledge, the Property is not located within an area of special risk with respect to natural or man-made disasters or hazards, including any flood hazard area.

                  (h) Other than as may be set forth in Paragraph 4.7(f), to the best of Seller's knowledge, there are no adverse geological or soil conditions affecting the Property.

                  (i) The Property is taxed as a separate parcel and, to the best of Seller's knowledge, there is nothing that prohibits the Property form being mortgaged, conveyed or otherwise dealt with as a separate lot or parcel.

                  (j) There are no eminent domain or condemnation proceedings pending or threatened against or affecting the Property.

         4.8 Personal Property. Seller has good title to all Personality to be conveyed to Buyer hereunder, free and clear of all liens, claims, encumbrances whatsoever, and except as set forth on Schedule 4.8,:

                  (a) The Personality, together with the leased equipment, in the aggregate constitutes all of the tangible personal property used in or related to the conduct by the Facility of its business as now conducted; and

                  (b) Except for the Excluded Assets, the Assets (including the Assets held under leases which are to be transferred to Buyer hereunder) constitute all of the rights, properties and assets Seller uses or holds to operate the Facility.

         4.9. Financial Statements.

         Seller has delivered to Buyer monthly statements of profit and loss for 1994 the first ten (10) months of 1995 with respect to the operation of the Facility, and in addition, Seller shall provide to Buyer, as promptly as each becomes available through the Closing Date, all monthly financial statements of Seller with respect to the operation of the Facility (collectively, the "Financial Statements"). The Financial Statements are true, correct and complete in all material respects, have been prepared in accordance with the books and records for the Facility and fairly and accurately present the financial condition of Seller and its operation of the Facility at the dates and for the periods indicated. Except as set forth on Schedule 4.9, since November 1, 1995:

                  (i) There has not been any material adverse change from that disclosed in the Financial Statements in the financial condition of Seller, the Assets or Assumed Liabilities, either individually or in the aggregate.

                  (ii) Through the date of this Agreement, Seller has not suffered any casualty loss (whether or not such loss or damage shall have been covered by insurance) that affects the ability of Seller to conduct its business.


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                  (iii) Seller has not incurred any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which may become an Assumed Liability hereunder except in the ordinary and regular course of Seller's business.

                  (iv) Seller has not made any capital expenditure or commitment for additions to property, plant or equipment in excess of Five Thousand Dollars ($5,000.00).

                  (v) Seller has not paid any amount to any federal, state or local government or authority or any other third party for any claim, obligation, liability, loss, damage or expense, of whatever kind or nature, incurred or imposed under any Environmental Law.

                  (vi) There has not been any increase in the compensation or benefits to any employee (except in the ordinary course consistent with past practices).

                  (vii) There has not been any transaction by Seller relating to the Facility or its operation outside the ordinary course of business which materially and adversely affects the Assets or any Assumed Liability, either individually or in the aggregate.

         4.10 Insurance. A complete and accurate list of all insurance policies (including a statement of policy limits and deductibles) held by Seller relating to the Facility now in force and effect, including, without limitation, malpractice, public liability, property damage, business interruption, product liability and workers compensation or other coverage, is contained on Schedule 4.10. There are no outstanding requirements or recommendations by any insurance company that issued any such policy or by any Board of Fire Underwriters, governmental authority or other similar body exercising similar functions that require or recommend any changes in the operation of the Facility, or any repairs or other work to be done on or with respect to any of the Assets. Seller has not received any notice or other communication from any such insurance company within three (3) years preceding the date hereof canceling or amending said insurance policies. There are no workers compensation claims (actual, or to the best of Seller's knowledge, threatened or pending) not covered by insurance.

         4.11 Compliance with Laws and Licenses. Seller has complied with all laws, regulations and orders relating to the operation of the Facility. Seller holds all licenses, permits, registrations, approvals, certificates, contracts, consents, accreditations and franchises (the "Licenses and Permits") required to be held by it to own, occupy, lease and use the Assets and to conduct and operate the Facility in compliance with all applicable laws and regulations, including, without limitation, all licenses, certificates and permits required by the Pennsylvania Department of Public Welfare. Without limiting the generality of the foregoing, the equipment and operations of the Facility satisfy the applicable licensing requirements of the Commonwealth of Pennsylvania. Schedule 4.11 describes each License and Permit and a true and correct copy of each has previously been delivered to Buyer by Seller. Except as set forth on Schedule 4.11, no notice from any authority in respect of the revocation, termination, suspension or limitation of any License or Permit has been issued or given, nor is Seller aware of the proposed or threatened issuance of any such notice. Seller has given all notices to the Pennsylvania Department of Public Welfare, the appropriate human service agencies (as that term is defined by the Pennsylvania Department of Public Welfare), the Facility residents and any other third parties that are necessary to permit the transactions contemplated herein in accordance with the provisions of this Agreement and any applicable statutes, laws and regulations, all of which are in full force and effect. Other than the foregoing notices, to the best of Seller's knowledge, no consents, approvals or authorizations are required from any third parties that are necessary to permit the transactions contemplated herein in accordance with the provisions of this Agreement or any applicable statutes, laws and regulations. Seller has previously delivered to Buyer true and complete copies of the Facility's most recent survey report and deficiency list, if any, the Facility's most recent state licensing report and deficiency list, if any, and the Facility's most recent life-safety inspection report and deficiency list, if any. The Facility is, and at the Closing Date will be, licensed by the Pennsylvania Department of Public Welfare for an aggregate of 101 personal care beds.

         4.12 Rentals. Except as set forth on Schedule 4.12, the rentals of Seller with respect to the Facility on and as of the Closing Date are fully collectible, valid and existing and there are not, and on the Closing Date will not be, any refunds, setoffs or other adjustments payable or assessable with respect to such rentals.

         4.13 Inventories. The Inventory of Seller on the Closing Date constitutes the entire inventory of Seller with respect to the Facility. The quantities of all Inventory are reasonable and justified under the normal operations of the Facility.

         4.14 Wage Claims. Except as set forth on Schedule 4.14, no present or former employee of Seller has asserted any claim (whether under federal or state law, under any employment agreement or otherwise) on account of or for wages or salary.

         4.15 Employment Matters. Except as set forth on Schedule 4.15, (i) Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdowns or stoppage actually pending or, to the best of Seller's knowledge, threatened against or involving or affecting Seller; (iv) no grievance or any arbitration proceeding is pending or, to the best of Seller's knowledge, threatened against or involving or affecting Seller; (v) there is no collective bargaining agreement which is binding on Seller and (vi) Seller has not experienced any labor stoppage during the last five (5) years.

         4.16 Leases. Except as set forth on Schedule 1.1(e), neither Seller nor the Facility is a party to or subject to any Lease relating to the operations of the Facility. Each Lease described on Schedule 1.1(e) is valid and in full force and effect and there are no existing defaults by Seller thereunder. No event has occurred that (whether with notice, lapse of time, or both) would constitute an existing default by Seller under the Leases. Except as set forth on Schedule 1.1(e), all of the Leases may be assigned to Buyer without the consent of any other party thereto.

         4.17 Employee Benefit Plans.

                  (a) Benefit Plans. For purposes of this Section 4.17, the term "Benefit Plan" means any plan, program, arrangement, practice or contract which provides benefits or compensation to or on behalf of employees or former employees, whether formal or informal, whether or not written, including, but not limited to, the following types of Benefit Plans:

                           (i) Executive and Employee Arrangements. Any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other executive compensation plan, rabbi trust, program, contract, arrangement or practice;

                           (ii) ERISA Plans. Any "employee benefit plan" (as
                  defined in Section 3(1) of ERISA, including, but not limited to, any multi-employer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan or any plan, fund, program, arrangement of practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability or life insurance benefits; and

                           (iii) Other Employee Fringe Benefits. Any stock
                  purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.

                  (b) Identification of Benefit Plans. Except as set forth on
         Schedule 4.17 hereto, Seller does not maintain any Benefit Plan and each such plan is and has been operated and administered in accordance with the applicable requirements under ERISA and the IRC (including, but not limited to, the requirements of IRC Section 401(a) for employer benefit plans intended to be qualified thereunder).

         All contributions and other payments required to be made by Seller to any Benefit Plan, for or on behalf of any employees or former employees of the Facility have been made or reserves adequate for such purpose have been set aside therefor in accordance with the terms of each such plan. All contributions made by Facility employees of Seller as of the date hereof have been deposited by them with the appropriate funding agency of each Benefit Plan in accordance with the terms of each such plan, ERISA and the IRC, or reserves adequate for such purposes have been set aside therefor. There are not outstanding liabilities of any such Benefit Plan other than liabilities for benefits to be paid to participants in such plan and their beneficiaries in accordance with the terms of such plan.

         There are no undischarged liabilities of Seller arising under or in connection with any Benefit Plan which has heretofore covered any of Seller's Facility employees or former Facility employees which Seller has heretofore maintained or to which Seller has heretofore contributed other than benefits to be paid to participants in such plans and their beneficiaries in accordance with the terms of such plans.

         4.18 Contracts. Except as set forth on Schedule 1.1(e), neither Seller nor the Facility is a party to or subject to any contract, agreement, concession or commitment (collectively, the "Contracts") relating to the operations of the Facility. Each Contract described on Schedule 1.1(e) is valid and in full force and effect and there are no existing defaults by Seller thereunder. No event has occurred that (whether with notice, lapse of time, or both) would constitute an existing default by Seller under the Contracts. Except as set forth on Schedule 1.1(e), all of the Contracts may be assigned to Buyer without the consent of any other party thereto.

         4.19 Broker's and Finder's Fees. Except as set forth on Schedule 4.19, neither Seller, nor anyone acting on behalf of Seller, has done anything to cause or incur any liability for any broker's or finder's fees or the like in connection with this Agreement or any transaction contemplated hereby.

         4.20 Tax Returns. Except as set forth on Schedule 4.20 hereto, Seller has filed all federal, state, local and other tax returns, reports and statements required by whatsoever jurisdiction and for whatsoever reason, and has properly paid all taxes, assessments, fees, charges and other sums so reported or otherwise due to any government or jurisdiction, or installments or estimated payments thereof, as of the date hereof (with the exception of matters to be pro-rated as of the Closing) and as of the Closing Date, including but not limited to income taxes, capital stock taxes, personal property taxes, unemployment compensation taxes, charges or contributions, social security ("FICA") contributions, withholding and employment taxes or similar amounts, sales and use taxes, real estate taxes, workmen's compensation premiums or assessments and any and all interests, additions and penalties thereon; none of Seller's federal or state income tax returns, Pennsylvania state sales/use tax returns or any other tax or similar returns, reports or statements required by whatsoever jurisdiction have been audited or are currently under audit by the Internal Revenue Service, the Pennsylvania Department of Revenue or any other governmental authority, jurisdiction, agency, department or instrumentality; no action has been taken, no matter exists and no transaction has been completed or is pending that will or may result in a deficiency for additional taxes, interest, additions or penalties levied or imposed for any period prior to or ending as of the date of this Agreement; there are no outstanding agreements or consents extending the statutory period of limitations applicable to any federal, state or local tax return, report or statement or the taxes reported thereon for any period ending on or before the date of this Agreement and there are no tax petitions, tax settlements, tax assessments or other tax claims or charges that have been, or to the best of Seller's knowledge and information, may be or might be assessed against Seller.

         4.21 Survival of Representations and Warranties. The representations and warranties of Seller set forth in this Section 4 as made on the Closing Date shall survive the Closing as made until the 3rd anniversary of the Closing Date.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer hereby represents and warrants to Seller as follows:

         5.1 Corporate Organization; Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified and authorized to do business in the Commonwealth of Pennsylvania and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement and the Closing Documents to which it is a party and otherwise to carry out the transactions contemplated hereunder and thereunder.

         5.2 Authorization. The execution and delivery of this Agreement and the Closing Documents by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the sale and purchase of the Assets have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and on the Closing Date the Closing Documents executed by Buyer hereunder will have been, duly executed and delivered by Buyer, and constitute and will constitute the valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

         5.3 Consents. Other than the notices required to be given by Seller as set forth in Paragraph 4.11 and except as set forth on Schedule 5.3 hereto, to the best of Buyer's knowledge, no consent, approval or other authorization of, or registration, declaration or filing with, any third party is required for the due execution and delivery of this Agreement, for the validity or enforceability thereof against Buyer or for the performance by Buyer of its obligations hereunder.

         5.4 Litigation. Except as set forth on Schedule 5.4 hereto, there are no actions, proceedings or investigations, pending or threatened, against or affecting Buyer seeking to enjoin, challenge or collect damages in connection with the transactions contemplated under this Agreement or which could reasonably be expected to materially affect the financial condition or operations of Buyer or the ability of Buyer to carry out the transactions contemplated hereunder, or which in any way challenge or affect the sale and purchase of the Assets pursuant to this Agreement.

         5.5 No Violation. Except as set forth on Schedule 5.5 hereto, the execution and delivery of this Agreement and the Closing Documents by Buyer, compliance with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not result in (i) the breach or violation of (A) any law, statute, rule or regulation of any court or governmental authority now in effect applicable to Buyer; (B) the articles of incorporation and bylaws of Buyer; (C) any judgment, order or decree of any court or governmental authority binding on Buyer or (D) any instrument, contract or other agreement to which Buyer is a party or by which Buyer is bound.

         5.6 Broker's and Finder's Fees. Except as set forth on Schedule 5.6 attached hereto, except Neither Buyer, nor anyone acting on behalf of Buyer, has done anything to cause or incur any liability for any broker's or finder's fees or the like in connection with this Agreement or any transaction contemplated hereby.

         5.7 Survival of Representations and Warranties. The representations and warranties of Buyer set forth in this Section 5 as made on the Closing Date shall survive the Closing as made until the 3rd anniversary of the Closing Date.

SECTION 6.  ENVIRONMENTAL INSPECTION.

         6.1 Inspections. At any time on or after the date of this Agreement, Buyer or Buyer's agent may make one (1) or more inspections and tests of the Property for the presence of or contamination by Hazardous Substances (as that term is defined below). Buyer shall have the absolute right to choose and determine who shall perform such inspections and tests and when they shall be performed. Buyer shall be responsible for any cost or expense with regards to such inspections and tests. If the result or results of such inspections and/or tests show the presence of or contamination by Hazardous Substances of the Property or any part thereof, Buyer at its sole and absolute option may terminate this Agreement without any liability to Seller whatsoever except that the Deposit shall be retained by Seller.

         6.2 Definitions. Where used in this Agreement, the term "Hazardous Substances" shall mean and include: (a) all hazardous or toxic substances, wastes or materials, including but not limited to those as now or hereafter defined by or designated in or pursuant to Environmental Laws (as hereinafter defined), and further including without limitation petroleum and products and derivatives thereof and other pollutants or contaminants, whether or not naturally occurring, including but not limited to asbestos or asbestos containing materials; (b) any activity now or hereafter undertaken, whether on, at or off the Property, that would (i) cause the Property to become a hazardous waste treatment, storage or disposal facility under, or otherwise subject the Property to the provisions of the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq., (ii) cause a release or disposal of Hazardous Substances on the Property under, or otherwise subject the Property to the provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Pennsylvania Hazardous Sites Cleanup Act, 35 P.S. Section 6020.101 et seq., the Pennsylvania Storage Tank and Spill Prevention Act, 35 P.S.
Section 6021.101 et seq., or any similar state or local law or ordinance, (iii) cause the discharge of pollutants, contaminants or effluents into any water source or system, whether surface or subsurface, or of any emissions into the air, which would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., or the Clean Air Act, 42 U.S.C. Section 7401 et seq., or any similar state or local law or ordinance or (iv) cause any substances or conditions in, on or under the Property which may support a claim, charge or cause of action under any of the abovementioned laws or any other federal, state or local environmental laws, ordinances, rules, regulations, administrative or judicial orders, or any other environmental requirements (collectively the "Environmental Laws"), including without limitation the presence of any underground storage tanks or underground deposits located on the Property, or the presence of asbestos or asbestos containing materials in the Facility.

SECTION 7.  COVENANTS AND AGREEMENTS.

         7.1 Pre-Closing Activities. Seller shall, from the date of this Agreement to the Closing Date, except as otherwise specifically agreed to in writing by Buyer:

                  (a) Make no borrowing or hypothecations that would encumber the Property or any part thereof as of the date of or after the Closing or incur or agree to incur any liability or obligation of any material nature (absolute or contemplated) which may become an Assumed Liability hereunder except in the ordinary and regular course of Seller's business;

                  (b) Not modify, amend or cancel any of the Contracts, Leases or Permits and Licenses, or enter into any new contracts or leases with any third party, except on account of a default by any party (other than Seller) to the same or the normal expiration of the stated term thereof;

                  (c) Not authorize or make any non-emergency capital expenditure in excess of five thousand Dollars ($5,000.00);

                  (d) Not increase the salary of any employee except in the ordinary course of business, or pay or agree to pay any bonus to any employee or adopt any Benefit Plan, except in the ordinary course of business (and except where required by law);

                  (e) Not sell, assign, lease or otherwise transfer or dispose of, or enter into any agreement to sell, assign, lease or transfer, any property or equipment of Seller relating to the Facility or its business, except in the normal course of business;

                  (f) Not merge or consolidate or agree to merge or consolidate with or into any other entity;

                  (g) Make such repairs, restorations and replacements as may be necessary or appropriate to keep and maintain the Property, Personality and property under the Contracts and Leases in their present physical condition and state of repair and operation as they exist and are operated as of the date hereof, reasonable wear and tear excepted;

                  (h) Keep and maintain any and all insurance for the Assets in full force and effect;

                  (i) Not enter into any agreements or other arrangements that will or may incur obligations binding upon or against the Assets or Buyer subsequent to the Closing Date;

                  (j) Comply with and cure all violations of laws, ordinances, rules, regulations, orders, decrees or requirements, whether public or private, affecting the Assets;

                  (k) Timely pay, satisfy and discharge any amount of principal, interest, premium or penalty due or becoming due under any obligation with respect to the Assets and all other bills, charges and sums due or becoming due prior to the Closing Date with respect thereto or otherwise, including but not limited to the discharge of any liens, encumbrances, judgments, taxes, charges, assessments, security interests or chattel mortgages or any other claims now or hereafter imposed against the Assets;

                  (l) Fully perform and observe all requirements, obligations and provisions of the Contracts, Leases, Permits and Licenses and any other agreements and arrangements for or relating to the Assets or operation, occupancy or maintenance thereof and promptly cure any violation, default or breach by Seller thereunder;

                  (m) Not undertake any courses of conduct or action, or fail to do so, inconsistent with the requirements of this Agreement and Seller's obligations, covenants, representations and warranties herein provided, or that may prevent or hinder Buyer from satisfying its conditions precedent hereof, consummating the purchase of the Assets hereunder or fully realizing the acquisition of the Assets as hereby intended;

                  (n) Use Seller's reasonable efforts to maintain present employees and maintain Seller's relationship with suppliers, residents and others having business relations with the Facility;

                  (o) Permit Buyer to make offers of employment to work at the Facility after the Closing to any of Seller's personnel who work at the Facility, which personnel shall be allowed to accept or reject such offers without penalty;

                  (p) Permit Buyer and its authorized representatives (including without limitation, any attorneys or accountants designated by Buyer) to have access during normal daylight business hours upon prior notice to Seller to all properties, records and documents with respect to the Assets for the purpose of making such inspections and examinations as Buyer shall deem advisable, and furnish to Buyer and such representatives financial and other information with respect to the Assets as Buyer may from time to time request. Buyer and its representative shall not unduly interfere with Seller's normal business operations in effectuating any of the foregoing. In the event of termination of this Agreement, Buyer shall return to Seller all such information and documents including copies thereof made by Buyer;

                  (q) Permit Buyer to conduct architectural, environmental and engineering inspections of the Property at reasonable times and upon prior notice to Seller; and

                  (r) Permit Buyer to validate Seller's inventory and if Buyer deems necessary to conduct a physical inventory.

         7.2 Pre-Closing Deliveries. In addition to the other documents and information to be provided by Seller as elsewhere herein provided, within ten
(10) days after the date hereof, Seller shall deliver to Buyer the following instruments and documents, or true, correct and complete copies thereof, which shall be reasonably satisfactory to Buyer both as to form and substance:

                  (a) All Contracts or Leases and other instruments required or appropriate for the ownership, use, occupancy, operation or maintenance of the Property or any of the other Assets;

                  (b) All real estate and personal property tax statements or bills for or relating to the Property or any of the other Assets for the applicable current tax year or years, and all tax assessments or notices thereof upon which such taxes are based;

                  (c) All plans, specifications and other drawings used in the construction of the Property or any renovations thereof and all guarantees and warranties made by third parties with respect to the Personality, the property under the Contracts and Leases or any of the other Assets;

                  (d) All pleadings, motions and related documents filed in any pending litigation relating to or affecting any of the Assets;

                  (e) All building permits, zoning permits, subdivision plans, surveys and any appraisals prepared within thirty-six (36) months before the date hereof, for or relating to the Property;

                  (f) All correspondence, communications or notices, including but not limited to those asserting default, violation or breach or declaring a cancellation or termination, relating to any of the agreements, instruments, documents or other information identified or set forth in this Section 7, or to any matters affecting the Assets;

                  (g) All Contracts, Leases, Permits and Licenses or other instruments or arrangements relating to the ownership, operation, use, occupancy or maintenance of the Assets currently being negotiated by Seller or hereafter entered into by Seller (but only with the prior written consent of Buyer);

                  (h) Copies of any instruments, documents or any other information that varies or changes any of the agreements, instruments, documents or information identified or set forth in this Agreement, or in the Schedules hereto attached or in any of the Exhibits or other documents or information to be supplied to Buyer by Seller as elsewhere herein provided;

                  (i) A current statement regarding workers' compensation claims made or threatened against the Facility and the Facility's current experience rating; and

                  (j) Reports as provided for in Section 4.11.

         7.3 Seller's Best Efforts. Seller covenants and agrees to use all reasonable efforts to cause all of its covenants and agreements and all conditions precedent to Seller's obligations to close hereunder to be performed, satisfied and fulfilled.

         7.4 Buyer's Best Efforts. Buyer covenants and agrees to use all reasonable efforts to cause all of its covenants and agreements and all conditions precedent to Buyer's obligations to close hereunder to be performed, satisfied and fulfilled.

         7.5 Preservation of Records. After the Closing, Buyer shall keep and preserve all records and other records of the Facility existing as of the Closing and which are required to be kept and preserved (i) by any applicable federal or state law or regulations or (ii) in connection with any claim or controversy still pending involving Seller. After the Closing, upon reasonable written notice by Seller to Buyer, Seller, at its own cost and expense, shall be entitled, during regular business hours, to have access to and make copies of all records pertaining to the operation of the Facility (other than medical records which shall be governed by the provisions of

Section 7.6) prior to the Closing for any lawful corporate purpose.

         7.6 Seller's Access to Resident Records. To the extent permitted by law, Seller, at its own cost and expense, shall be entitled, after the Closing, during the regular business hours of the Facility, to have access to and make copies of the resident records. In addition, subject to the prior consent of Buyer, Seller shall be entitled to copy and remove any such record or chart, but only for purposes of pending litigation involving a resident to whom such record or chart refers, as certified in writing prior to removal by an officer of Seller or counsel retained by Seller in connection with such litigation.

         7.7 Casualty. If any part of the Assets are damaged or destroyed in whole or in part prior to the Closing, and the fair market value of such damage or destruction is less than One Hundred Thousand Dollars ($100,000.00), Seller shall, at Buyer's option, either (i) reduce the Price by the fair market value of the Assets damaged or destroyed, such value to be determined as of the date immediately prior to such damage or destruction and Seller may keep the insurance proceeds or (ii) upon the Closing, transfer the proceeds of the insurance to Buyer, and Buyer may restore the improvements. If any part of the Assets are damaged or destroyed in whole or in part prior to Closing and the fair market value of such damage is greater than One Hundred Thousand Dollars ($100,000.00), Buyer may elect either to (i) require Seller upon the Closing to transfer the proceeds of the insurance to Buyer, and Buyer may restore the improvements or (ii) terminate this Agreement; provided the Deposit shall be retained by Seller. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties that, at the date of this Agreement, Seller carries with respect to any of the Assets shall be increased by an amount equal to the Price, provided that it is feasible to obtain such insurance from Seller's current insurance carrier.

         7.8 Paid Time Off. Prior to the Closing, Seller shall provide Buyer with Schedule 7.8 containing all accrued sick, vacation, holiday and personal days covering regular full-time and part-time employees of Seller estimated as of the Closing Date based upon existing employment policies of the Facility.

         7.9 Seller's Insurance. After the Closing, Seller's liability for malpractice claims relating to or arising from acts or omissions prior to the Closing shall continue to be covered by insurance maintained by or on behalf of Seller.

         7.10 License Reissuance. As set forth in Paragraph 10.5, assurance to Buyer of the intention of the Pennsylvania Department of Public Welfare to issue the necessary Licenses and Permits for the operation of the Facility upon and after Closing hereunder is a condition to Buyer's obligation to close. Accordingly, Seller shall cooperate with Buyer's efforts to obtain such assurance by taking all action reasonably required of Seller to assist Buyer. Upon execution and delivery of this Agreement, Seller shall:

                  (a) Provide Buyer with copies of all Licenses and Permits;

                  (b) Notify the Pennsylvania Department of Public Welfare of the pending change of ownership of the Facility; and

                  (c) Provide such other notices as required by law including
         (i) notices to residents of the Facility and (ii) notices to human service agencies (as that term is defined by the Pennsylvania Department of Public Welfare). Prior to sending the notices, Seller shall provide copies to Buyer for review and approval, which shall not be unreasonably withheld.

SECTION 8.  TERMINATION.

         Anything herein or elsewhere to the contrary notwithstanding, this Agreement and the obligations of the parties hereunder may be terminated on or prior to the Closing Date, without any liability to the other, as follows:

                  (a) By Buyer (i) in the event that the transactions contemplated hereunder have been prohibited or enjoined by any reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer or Seller; (ii) in the event the conditions precedent to Buyer's obligation to close are not reasonably satisfied and performed at or prior to the Closing; (iii) in the event Seller breaches or violates any provision of this Agreement in any material respect or fails to perform any covenant or agreement to be performed by Seller under the terms of this Agreement in any material respect and such breach, violation or failure is not waived by Buyer prior to Closing.

                  (b) By Seller (i) in the event that the transactions contemplated hereunder have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer or Seller; (ii) in the event the conditions precedent to Seller's obligation to close are not reasonably satisfied and performed at or prior to the Closing; or (iii) in the event Buyer breaches or violates any provision of this Agreement in any material respect or fails to perform any covenant or agreement to be performed by Buyer under the terms of this Agreement in any material respect, and such breach, violation or failure is not waived by Seller prior to Closing.

                  (c) By Buyer or Seller if the Closing hereunder shall not have taken place by the Closing Date or such later date as shall be agreed upon by an amendment to this Agreement; provided, however, that a party shall not have the right to terminate under this Section 8(c) if the conditions precedent to such party's obligation to close have been satisfied and such party has failed or refused to close after being requested in writing to close by the other party.

                  (d) By Seller and Buyer by mutual agreement.

SECTION 9.  AMENDMENT OF AGREEMENT

         At any time on or prior to the Closing Date, Buyer or Seller, may, by written notice to the other (and without a written amendment signed by both parties):

                  (a) Extend the time for performance by the other party:

                  (b) Waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant hereto; and

                  (c) Waive compliance by the other party with any of the covenants or conditions contained in this Agreement (including, without limitation, a condition precedent to its obligations to close).

SECTION 10.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

         The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to and contingent upon the satisfaction on or before the Closing Date of the following express conditions precedent:

         10.1 Performance. Seller shall have performed each and every covenant and obligation required to be performed by it on or prior to the Closing.

         10.2 Representations and Warranties. Each and all of the representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date in all material respects, as though given as of the Closing Date, and Seller shall have delivered to Buyer officers' certificates to that effect.

         10.3 Proceedings. Buyer shall have reviewed and approved all proceedings to be taken by Seller in connection with the transactions contemplated hereunder and all documents and certificates incident thereto, including Seller's partnership agreement, resolutions adopted by Seller, certified by the managing general partner of Seller, approving this Agreement and the transactions contemplated hereby and such other documents and certificates as Buyer shall reasonably request.

         10.4 The Property. With regard to the Property,

                  (a) There shall be no pending or threatened condemnation or eminent domain proceedings.

                  (b) Buyer shall have obtained a commitment for an owners title insurance policy on the Property in the face amount of the Price and in form reasonably satisfactory to Buyer and its lender from a reputable title insurance company, showing good and indefeasible title to the Property in fee simple vested in Buyer as of the Closing, subject only to the Permitted Exceptions. Such policy, when issued, shall: (i) be current ALTA extended coverage owner's form (but without a general exception for creditors' rights); (ii) include such endorsements as Buyer may reasonably require, including without limitation endorsements 100 (no violations, etc., modified for an owner), access, survey accuracy and zoning and (iii) insure (A) that any conditions, covenants and restrictions affecting the Property have not been violated and that a future violation thereof will not result in a forfeiture or reversion of title, (B) if obtainable, that all streets adjoining the Property have been completed, dedicated and accepted for public maintenance and use by the appropriate governmental authorities and that the Property has access to public streets, (C) if obtainable, that local zoning ordinances, general plans and all other applicable land use regulations and all private conditions and restrictions, if any, permit the transfer and Buyer's intended use of the Property as a matter of right for an unlimited time period, and not as a legal non-conforming use or any other legal status which would by its terms or by operation of law limit the duration of such use and (D) over and against all parties in possession except current occupants thereof. Buyer shall pay the cost of such policy.

         10.5 Governmental Concurrences. At its own cost and expense, Buyer shall have obtained and approved copies of (i) the applicable zoning ordinances and map marked to show the location of the Property and certified by an appropriate governmental authority to be complete and accurate; (ii) evidence that such zoning ordinances and the general plans and all other land use regulations of the municipality having jurisdiction over the Property and all covenant, conditions and restrictions, if any, affecting the Property permit the transfer of the Property and Buyer's intended use thereof as a matter of right for an unlimited time period and not merely as a legal non-conforming use; (iii) all licenses, certificates, approvals and authorizations, including plot plan and subdivision approvals, variances, sewer, building and other permits and all other authorizations required by any governmental authority or by any applicable covenants, conditions and restrictions for the operation of the Property for Buyer's intended use thereof, all in accordance with all applicable governmental requirements; (iv) evidence satisfactory to Buyer that
(A) the Facility holds all licenses, permits, accreditations, authorizations and certifications required for the operation thereof from any applicable governmental authority, (B) the Facility is not subject to, or threatened with, any hold on admissions or other sanction and there are no outstanding, or threatened, notices of deficiency resulting from any inspection of the Facility that have not been fully responded to with an acceptable plan of correction with which the Facility is being operated in compliance, and (C) Buyer shall be able to obtain all licenses, permits, accreditations, authorizations and certifications required for the operation of the Facility by Buyer for its intended use thereof from any applicable governmental authority upon and after Closing.

         10.6 Environmental Report. At its own cost and expense, Buyer shall have obtained a written report from a qualified geotechnical or engineering firm, in a form and substance, satisfactory to Buyer, concerning the presence, handling, treatment and disposal of Hazardous Substances on, in or under the Property and disclosing (i) the results of a review of prior uses of the Property disclosed by local public records, including the chain of title, (ii) contacts with local officials to determine whether any records exist with respect to the disposal of Hazardous Substances on the Property; and (iii) if recommended to or required by Buyer, soil samples and groundwater samples consistent with good engineering practice.

         10.7 Survey. At its own cost and expense, Buyer shall have obtained and approved an ALTA survey of the Property completed in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title Surveys, with additional Title A3 survey requirements, jointly established and adopted by ALTA and ACSM that meet the requirements of a Class A Survey as defined therein, (i) certified to Buyer and its title insurance company as being true and accurate, which such certification shall include the acreage of the Property and a statement that the Property is not located in a flood hazard area; (ii) identifying thereon all telephone, water, sewage, electricity, gas and other utility facilities to the points of connection; (iii) identifying thereon the relationship between legal setback requirements and the footprint of the Property; and (iv) showing no encroachments onto or conflicts with any adjacent property.

         10.8 Utilities and Access. Buyer shall have satisfied itself that (i) all utilities, including telephone, water, sewage, electricity and gas, are available to service the Property and adequate for Buyer's intended use of the Property and (ii) all means of ingress and egress, access to public streets and drainage facilities are available to the Property and adequate for Buyer's intended use of the Property.

         10.9 Physical Inspection. At its own cost and expense, Buyer shall have inspected and approved the physical condition of the Property including the improvements and the HVAC, electrical, plumbing and other systems, and shall receive the written report in form and substance satisfactory to Buyer from a qualified engineering firm approved by Buyer or any engineer employed by Buyer to the effect that the improvements on the Property have been constructed in compliance with, and currently are in compliance with, all governmental requirements, including without limitation the Americans With Disabilities Act, and with all restrictions of record applicable thereto which materially affect the Buyer's intended use of the Property.

         10.10 Financing Commitment. Buyer shall have received a written binding commitment from a real estate investment trust or other financing source(s) to provide the necessary financing for Buyer's acquisition of the Assets under terms and conditions satisfactory to Buyer in its sole and absolute discretion.

         10.11 Litigation. No action or proceeding shall have been instituted and no order, decree or judgment of any court, agency, commission or authority shall be in affect questioning the validity of this Agreement or seeking to restrain the consummation thereof which would in Buyer's good faith opinion render it impossible or inadvisable to consummate the transactions provided for in this Agreement.

         10.12 Opinion of Counsel. Buyer shall have received an opinion of counsel of Seller, acceptable to Buyer's Counsel, substantially in the form as set forth in Section 3.4(j).

         10.13 Notices; Consents. Seller shall give all notices required under
Section 7.10 and obtain all required consents (if any) for assignment of the Contracts, Leases, Permits and Licenses in compliance with all applicable laws, statutes and regulations.

         10.14 Schedules and Other Instruments. Each certificate and Schedule to this Agreement shall be considered a part hereof as if set forth herein in full. Each Schedule shall be updated by Seller and approved by Buyer as of Closing. Notwithstanding any other provision herein to the contrary, all certificates, Schedules or other instruments provided for herein and not delivered at the time of execution of this Agreement or which are incomplete at the time of execution of this Agreement shall be delivered or completed as soon as practicable, in any event on or before Closing; and it shall be deemed a condition precedent to the Closing hereunder that each such certificate, Schedule or other instrument shall meet with the reasonable approval of Buyer.

         10.15 Due Diligence. Buyer shall be reasonably satisfied with the completion of such other due diligence terms as are customary in a transaction of this type.

         10.16 Loans at Closing by Seller. At Closing, Buyer shall have received a loan from Seller in an amount equal to One Hundred Thousand Dollars ($100,000), which loan shall be represented by two identical notes each in the amount of Fifty Thousand Dollars ($50,000) substantially in the form of Exhibit A attached hereto and incorporated herein. If the condition set forth in this Paragraph 10.16 is not satisfied or waived by Buyer on or prior to Closing, Buyer at its sole and absolute option may terminate this Agreement without any liability to Seller whatsoever and the Deposit shall be retained by Buyer.

SECTION 11.  CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO CLOSE.

         The obligation of Seller to consummate the transaction contemplated by this Agreement is subject to and contingent upon the satisfaction on or before the Closing Date of the following express conditions precedent:

         11.1 Performance. Buyer shall have performed each and every covenant and obligation required to be performed by it on or prior to the Closing.

         11.2 Representations and Warranties. Each and all of the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date in all material respects, as though given as of the Closing Date.

         11.3 Litigation. No action or proceeding shall have been instituted and no order, decree or judgment of any court, agency, commission or authority shall be in affect questioning the validity of this Agreement or seeking to restrain the consummation thereof which would in Seller's good faith opinion render it impossible or inadvisable to consummate the transactions provided for in this Agreement.

SECTION 12.  INDEMNIFICATION.

         12.1 Indemnification by Seller.

         From and after the Closing Date, Seller agrees to and does hereby indemnify and hold Buyer, its successors and assigns, harmless at all times from and against and in respect of any of the following, to the extent that they are in existence at the Closing Date or arise after the Closing Date based upon facts, circumstances or conditions existing prior to the Closing or on the Closing Date (regardless of the date of discovery):

                  (a) Any and all damages, claims, deficiencies, liabilities, losses or costs resulting from any Excluded Liability, or from any breach of any representation or warranty of Seller or from any breach of any covenant or agreement of Seller under this Agreement, or from the ownership, lease, management, operations and interests of Seller in or to the Assets prior to Closing, and from any act or omission of Seller, its agents or employees prior to Closing.

                  (b) All demands, assessments, judgments, costs and legal or other expenses (including reasonable attorneys' fees, penalties and interest) incurred by Buyer arising from or in connection with any action, suit, proceeding or claim incident to any of the matters set forth in (a) above.

                  (c) Subject to the provisions of clause (d) below, Buyer shall be reimbursed on demand for loss, damage, cost or expense suffered by it in connection with any action, suit, proceeding or claim incident to any of the matters set forth in (a) or (b) above.

                  (d) Should any claim be made by a person or entity not a party to this Agreement with respect to any matter to which the foregoing indemnity and hold harmless agreement relates, Buyer shall, promptly after its receipt of notice of the commencement of any action, suit or proceeding relating to such claim, give written notice to Seller of the commencement thereof ("Buyer's Notice"), but the failure to notify Seller shall not relieve Seller of any liability that it may have to Buyer hereunder, except to the extent Seller demonstrates that the defense of such action, suit or proceeding is prejudiced thereby. Within fifteen (15) days of the date of Buyer's Notice, Seller shall, at it own cost and expense, assume the defense of such action, suit or proceeding with counsel reasonably acceptable to Buyer. If Seller fails to assume the defense within the applicable time period, Buyer may, at it option, assume the defense or make settlement of such claim, and such settlement shall be binding on Seller for the purposes of this Agreement.

         12.2 Indemnification by Buyer.

         From and after the Closing Date, Buyer agrees to and does hereby indemnify and hold Seller, its successors and assigns, harmless at all time from and against and in respect of any of the following, to the extent that they are in existence at the Closing Date or arise after the Closing Date based upon facts, circumstances or conditions arising prior to the Closing, on or after the Closing Date (regardless of the date of discovery):

                  (a) Any and all damages, claims, deficiencies, liabilities, losses or costs resulting from any Assumed Liability, or from any breach of any representation or warranty of Buyer or agreement on the part of Buyer under this Agreement, or from the ownership, lease, management, operations and interests of Buyer in or to the Assets after the Closing, and from any act or omission of Buyer, its agents and employees, after the Closing.

                  (b) All demands, assessments, judgments, costs and legal or other expenses (including reasonable attorneys' fees, penalties and interest) incurred by Seller arising from or in connection with any action, suit, proceeding or claim incident to any of the matters set forth in (a) above.

                  (c) Seller shall be reimbursed on demand for loss, damage, cost or expense suffered by it in connection with any action, suit, proceeding or claim incident to any of the matters set forth in (a) or
         (b) above.

         12.3 Covenant-Not-To Compete. For a period of three (3) years after the Closing, neither Seller, any entity controlled by Seller, nor any partner of Seller, directly or indirectly, shall own or operate an assisted living facility within a radius of seven (7) miles from the Facility. This restrictive covenant shall be specifically enforceable by a preliminary and/or permanent injunction issued by a court sitting in equity, in addition to all other remedies that may be available for its violation; it being acknowledged, understood and agreed that the violation of such covenant will cause immediate and irreparable harm and injury to Buyer.

SECTION 13. DEFAULT

         13.1 Seller Default. If Seller defaults under any of the terms or provisions of this Agreement or in the observance or performance of any Seller's obligations hereunder, Buyer shall be entitled to pursue and enforce any and all of Buyer's rights and remedies, whether at law, in equity or otherwise, including without limitation the right to seek a decree of specific performance or appropriate injunctive relief, as Buyer in its sole discretion may determine.

         13.2 Buyer Default. If Buyer defaults under any of the terms or provisions of this Agreement or in the observance or performance of any Buyer's obligations hereunder, Seller shall be entitled to pursue and enforce any and all of Seller's rights and remedies, whether at law, in equity or otherwise, except any right to seek a decree of specific performance or appropriate injunctive relief, as Seller in its sole discretion may determine.

SECTION 14. ASSIGNMENT

         Neither this Agreement nor any of the rights, interests or obligations herein shall be transferred or assigned by either party without the prior written consent of the other party (not to be unreasonably withheld). The preceding sentence shall not apply to or limit Buyer's right to assign this Agreement to any entity which is (i) controlled by Buyer or (ii) a real estate investment trust which will provide the financing for Buyer to acquire and take title to the Assets hereunder. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, benefit, remedy or claim under or in respect of this Agreement or any provision contained herein.

SECTION 15. NOTICE.

         All notices given under or with respect to the provisions of this Agreement shall be sent either by first class, certified or registered mail, with return receipt requested and postage prepaid, or by independent courier service, in either case properly addressed to the intended party as follows and shall be deemed to have been given as of the date received:

         If to Seller:                      Mount Royal Pines, L.P.
                                            c/o Spectrum Management, Inc.
                                            Robert E. Shee, President
                                            1315 Fox Avenue
                                            Beaver Falls, PA 15010

                                           With a copy to:

                                           Edward A. Gamble, Esq.
                                           Gamble Mojock Piccione Acker & Palmer
                                           Suite 500
                                           First Federal Plaza
                                           25 North Mill Street
                                           New Castle, PA 16101

         If to Buyer:                      Balanced Care Corporation
                                           Attn:  Brad Hollinger, President
                                           3507 Market Street, Suite 202
                                           Camp Hill, PA 17011

                                           With a copy to:

                                           Robin L. Barber, Esq.
                                           Balanced Care Corporation
                                           3507 Market Street, Suite 202
                                           Camp Hill, PA 17011

SECTION 16. COOPERATION.

         Each of the parties hereto shall cooperate fully with the other party, both before and after the Closing, in performing their respective obligations and consummating the sale and purchase of the Facility and the Assets, including but not limited to supplying any additional information or documents reasonably requested by the other party, and the execution, acknowledgment, delivery, filing and recording of statements, certificates, memoranda, instruments and other documents as may be necessary or appropriate to evidence or perfect Buyer's purchase and ownership of the Facility and Assets and carry out the provisions of this Agreement.

SECTION 17. PAYMENT OF EXPENSES.

         Legal, accountings and other expenses incident to this Agreement incurred by Seller shall be paid by Seller; legal, accounting and other expenses incurred by Buyer shall be paid by Buyer.

SECTION 18. PUBLIC ANNOUNCEMENTS.

         Seller and Buyer mutually agree that no party hereto shall make any release, publish or otherwise make available to the public in any manner whatsoever any announcement regarding the transactions herein contemplated without the prior written consent of Seller and Buyer, except for information reasonably necessary to be directed to governmental agencies to fully and lawfully effect the transactions herein contemplated.

SECTION 19. CONSTRUCTION.

         This Agreement constitutes and is the complete and final integration embodying the entire agreement between the parties hereto, and no promise, representation, agreement, condition or term not herein expressly set forth shall be deemed or permitted to vary, modify or otherwise change any of the provisions hereof unless made in writing after the date hereof and signed by both of the parties hereto. Nothing in this Agreement shall be construed to be or create an employment agreement between Buyer and any employee of Buyer after this Closing. The terms and provisions of a certain letter of intent dated December 13, 1995 (as modified by letter dated January 24, 1996), between Seller and Buyer are incorporated herein by reference. The waiver by either party of breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof. The captions of the several paragraphs herein contained are inserted solely for the purpose of convenience, and shall not limit, influence or affect the meaning or construction of any of the provisions hereof. Where herein used, the words "hereof", "hereunder", "hereto", and other similar compounds of the word "here" shall refer to this entire Agreement, unless the context otherwise clearly requires, and the singular shall include the plural and vice versa. This Agreement and each provision hereof shall be construed under and enforced in accordance with the laws of the Commonwealth of Pennsylvania, and shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

SECTION 20. CONSTRUCTION.

         This Agreement may be executed in one (1) or more counterparts. Each full counterpart shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

                     [THE NEXT PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, Seller and Buyer, each intending to be legally bound hereby, have duly executed this Agreement on this day, month and year first above written.

                                        SELLER:
                                        MOUNT ROYAL PINES, L.P.

                                        By:  Spectrum Management, Inc.,
ATTEST:                                        General Partner
/s/ [Illegible]
------------------------                By: /s/ Robert E. Shee
Assistant Secretary                         ----------------------------
                                             Robert E. Shee, President


                                        BUYER:
WITNESS:                                BALANCED CARE CORPORATION
/s/ Robin L. Barber
------------------------                By: /s/ Robert J.  Sutton, Sr.
                                           ----------------------------
                                           Robert J.  Sutton, Sr. Vice President